EXHIBIT 10.30

AMENDMENT NO. 5
TO THE PIONEER NATURAL RESOURCES COMPANY
EXECUTIVE DEFERRED COMPENSATION PLAN
(Amended and Restated Effective January 1, 2009)

Pursuant to the provisions of Section 11.4 thereof, the Pioneer Natural Resources Company Executive Deferred Compensation Plan (Amended and Restated Effective January 1, 2009, and as further amended to date) is hereby amended to restate the first paragraph of Section 6.1 in its entirety as follows:
Section 6.1 Payment Elections. A Member shall make a Payment Election with respect to each Member Deferral Election made under the Plan. The Payment Election shall be made at the same time and in the same manner as the Member Deferral Election as provided in Section 4.2 and shall apply to the amounts credited to a Member’s Accounts that are attributable to the related Member Deferral Election (Member Deferrals, Make-Up Deferrals and related Matching Credits and Make-Up Matching Credits, as adjusted for the allocation of net income (or net loss) in accordance with Section 5.4), as determined in accordance with this Section. Any such Payment Election shall be irrevocable, except as provided in Section 6.1(c) below. If a Member Deferral Election remains in force for a subsequent Plan Year as provided in Section 4.2(d), the Payment Election with respect to that Member Deferral Election also will remain in force. If a Member fails to make a Payment Election with respect to a Member Deferral Election and a former Member Deferral Election does not remain in force, amounts credited to the Member’s Accounts that are attributable to Member Deferral Election shall be made in a lump sum cash payment on the date of the Member’s Separation from Service. A Member is not allowed to make a Payment Election with respect to amounts credited to his or her Company Account under Section 4.3(b). The time and form of payment for vested amounts credited to such Company Account will be specified in the Company Credit Agreement, or, if not so specified, payment of such Account shall be made in a lump sum cash payment on the date of the Member’s Separation from Service. Payment Elections made by Members prior to January 1, 2009, shall continue to apply. A Member’s Payment Elections shall specify a time of payment and a form of payment in accordance with Section 6.1(a) and (b) below; provided, however, that notwithstanding anything to the contrary within this Section 6.1 or within the Payment Election, if a Member has elected to receive installment payments for an Account or subaccount, any provision of a Payment Election requiring installment payments of an Account or subaccount that has a balance of less than $10,000 shall not apply, and that Account or subaccount shall instead be paid to the Member in the form of a lump sum cash payment.
IN WITNESS WHEREOF, this Amendment has been executed as of the 15th day of November, 2016.

PIONEER NATURAL RESOURCES COMPANY

By:	/s/ Teresa A. Fairbrook
Teresa A. Fairbrook, Vice President and Chief Human Resources Officer